November 1, 2004

Alpharma Announces Third Quarter 2004 Results

Full Year 2004 Outlook Updated

Fort Lee, NJ November 1, 2004 Alpharma Inc. (NYSE:ALO), a leading global generic pharmaceutical company, today announced a diluted loss per share of ($0.09) for the third quarter of 2004. These results include previously announced charges of ($0.07) diluted earnings per share ("DEPS") related to a legal settlement and certain inventory and fixed asset write-offs, all related to a U.S. generic nasal spray product. The company's guidance for the quarter was approximately breakeven.

Third quarter 2004 net revenues were $298 million, a decrease of 6% versus 2003. Excluding the impact of foreign currency, revenues declined 9%. This revenue decline was due primarily to lower U.S. Human Pharmaceuticals revenues, partially offset by higher revenues in the company's Active Pharmaceutical Ingredients business.

The company generated free cash flow of $53 million in the quarter and $102 million for the first nine months of 2004. The timing of the collection of receivables in the U.S. Pharmaceuticals business influenced the strong free cash flow performance in the third quarter. Free cash flow is based on reported operating cash flow less capital expenditures and dividend payments. The company uses free cash flow as a measurement of funds available to reduce debt. The company has reduced debt from $817 million at December 31, 2003 to $719 million at September 30, 2004.

"In the third quarter, as expected, U.S. sales of generic products were weak, and reflected a planned reduction in wholesaler inventories," commented Ingrid Wiik, Vice Chairman, President and Chief Executive Officer of Alpharma. "This weakness was partially offset by strong third quarter performance in our Active Pharmaceutical Ingredients and Animal Health businesses."

"There have been two recent major positive developments in the U.S. Pharmaceuticals business," Ms. Wiik continued. "First, following its September inspection at our Elizabeth facility, the FDA has notified us that the site is now eligible for new product approvals, and over the past several weeks, we have received four new product approvals related to this site. Second, in October, we launched gabapentin capsules and citalopram tablets. Our ability to launch new products from this site enables us to improve our competitive position going forward. The improvement of our compliance status continues to be a top priority for Alpharma."

Third Quarter 2004 Business Review

Human Pharmaceuticals

U.S. Pharmaceuticals ("USHP"): USHP third quarter revenues of $96.8 million decreased $35 million or 26% compared to 2003. Sales of generic products declined $38 million, driven principally by volume declines associated with planned reductions in wholesaler inventory levels. In addition, competitive pressure continued to depress operating results.

Sales of the company's branded product, Kadian®, increased 25% compared to 2003. During the third quarter, the company completed a significant expansion of its Kadian® sales force to promote future growth of this brand. Kadian® scripts in 2004 have grown consecutively each quarter, and 2004 year-to-date script growth is 29% versus 2003.

USHP reported an operating loss of $17.1 million in the third quarter compared to operating income of $8.6 million in the third quarter of 2003. This reduction in operating income is primarily due to significantly lower generic sales. Third quarter 2004 results also include a charge of $4 million related to certain inventory and fixed asset write-offs for a U.S. generic nasal spray product, and $4 million of additional R&D expense. Operating losses for the generics business increased sequentially versus the second quarter of 2004 due to lower generic sales, charges related to the nasal spray product, and no income in the third quarter from metformin ER due to the expiry of a royalty agreement in May 2004.

International Generics ("IG"): Revenues were $90.5 million in the quarter, an increase of 3% versus last year's third quarter. Excluding positive currency impacts, revenues decreased 6%, as increased competition resulted in lower volumes. IG operating margins decreased to 6.2% in 2004 compared to 7.0% in 2003, due primarily to increased research and development spending.

Active Pharmaceutical Ingredients ("API"): API third quarter revenues increased 47% to $35.8 million, compared to $24.3 million in the third quarter of 2003. Excluding the impact of currency, revenues grew 44% due to increased volumes in the U.S. market compared to a weak third quarter of 2003. This business's operating margins increased to 47.8% compared to 32.5% a year ago, reflecting the stronger U.S. sales performance.

Animal Health ("AHD")

Revenues increased slightly to $74.6 million compared to $73.9 million in 2003. Third quarter 2003 and 2004 results include revenues related to the Animal Health aquatic operation which was divested in July 2004. Excluding revenues from the aquatic operations and the impact of foreign currency, sales increased 5%, reflecting strong performance of poultry products. Operating margins increased to 11.1% in 2004 versus 9.6% in 2003, reflecting cost reductions, productivity initiatives and favorable product mix.

Third Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $0.7 million year-to-year due to decreased debt levels. The debt level at the end of the third quarter of 2004 was $719 million versus $863 million at the end of the third quarter of 2003.

Other income was $8.2 million in 2004, compared to $0.6 million in 2003. The increase is primarily attributable to a July 2004 receipt of a $5.2 million legal settlement and foreign exchange gains.

cGMP Compliance Status

The FDA recently completed an inspection of the Elizabeth site and has notified the company that the site is eligible for new product approvals. Since the inspection, the company has received four new product approvals and has commenced two new product launches from the site. The company plans to complete the major elements of the FDA compliance plan in Elizabeth by the end of 2004.

While the company's remediation at its Baltimore facility remains challenging, the company plans to complete the major elements of the FDA compliance plan at this site by the end of 2004.

Research and Development ("R&D")

In 2003, significant USHP R&D resources were diverted to FDA compliance enhancement efforts resulting in a decline in new ANDA filings. The company has initiated a program of increased investment in R&D in 2004 in order to strengthen the human pharmaceutical product pipeline. Total R&D spending increased 42% or $6 million in the third quarter of 2004 compared to year ago levels and is expected to increase over 25% for the full year in order to support an increase in ANDA filings to ten in 2004, as compared to four ANDA filings in 2003. Year-to-date, the company has completed seven ANDA filings. The company's ANDA filing target going forward is 15 - 20 filings annually. In addition to strengthening the global generic pipeline, the increased R&D spending levels will also support new product activity for the branded and API businesses.

Outlook

The company expects DEPS of $0.47 - $0.57 in the fourth quarter of 2004 and $0.60 to $0.70 for the full year, including gabapentin sales. On October 8, 2004, the company announced the launch of gabapentin capsules, prior to the conclusion of the Pfizer patent infringement litigation. Previous guidance for full year 2004, excluding gabapentin, was DEPS in the range of $0.45 - $0.55 including $0.15 DEPS related to new product launches in the fourth quarter. Current guidance, excluding gabapentin, is below prior guidance, due to continuing price pressure and volume declines in the U.S. generics business, and lower than expected U.S. generic new product revenues due to a greater than expected number of entrants and lower than anticipated pricing. Other than gabapentin, the company does not expect a significant profit contribution in the fourth quarter from U.S. generic new product launches due to challenging market conditions. In addition, the current guidance reflects third quarter charges related to a legal settlement and certain inventory and fixed asset write-offs for a U.S. generic nasal spray product. Expectations for the company's IG, API, and AHD businesses remain substantially unchanged.

The company previously announced an agreement ("the Teva agreement") with Teva Pharmaceutical Industries, Ltd. ("Teva") that provides for Teva to share a portion of Alpharma's potential patent litigation risks regarding a gabapentin launch and permits Teva to launch gabapentin within Alpharma's exclusivity period. The company's fourth quarter and full year guidance includes approximately $0.50 DEPS related to the company's launch of gabapentin capsules and tablets, but excludes amounts related to the Teva agreement to be paid to the company based on Teva's sales of gabapentin during the exclusivity period. Under the Teva agreement, these payments will be received upon the favorable outcome of the Pfizer patent infringement litigation. The company will recognize this income when payments are received.

"Challenges in the U.S. generic industry are intensifying," commented Ingrid Wiik, Chairman, President and Chief Executive Officer of Alpharma. "New product opportunities can be negatively impacted by multiple entrants, causing rapid price erosion, as well as competition from authorized generics. While our recent regulatory improvement better positions Alpharma to move forward, we expect to see continued difficult operating conditions in the U.S. generic business in 2005."

The company is currently targeting 2004 full year free cash flow in the range of $75 to $90 million.

The earnings estimate for 2004 is based upon results from continuing operations and assumes the ability to operate the company's manufacturing plants at presently estimated production levels. Assumptions inherent in the company's outlook could be impacted by future FDA actions or new information acquired as the company continues to implement its corrective action plans. Guidance for the fourth quarter includes an increase in Kadian® scripts driven by the sales force expansion and continued strong performance in API and AHD. The outlook assumes no major changes in the company's key markets, and excludes charges for workforce reductions and any future non-operating transactions or events which in certain instances could be dilutive. In addition, the outlook does not include any potential impact the recent passage of the "American Jobs Creation Act of 2004" may have on the fourth quarter and full year 2004 effective tax rate.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of a legal settlement and certain inventory and fixed asset write-offs on DEPS. The company discloses these items to assist the reader in understanding the impact of these charges on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K/A for the year ended December 31, 2003.

Alpharma press releases are also available at our website http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global generic pharmaceutical company with leadership positions in products for humans and animals. Uniquely positioned to expand internationally, Alpharma is presently active in more than 60 countries. Alpharma is a leading manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest suppliers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine and cattle.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss third quarter 2004 results at 8:30 A.M Eastern Standard Time on November 2, 2004. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 1660103

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroomcom.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Tuesday, November 2, 2004 at 12:00 PM Eastern Time until Monday, November 8, 2004 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291

Participant Code: 1660103

# # #

Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total revenue	$297,547	$315,380	$925,183	$950,635
Cost of sales	181,611	198,736	562,980	568,625
Gross profit	115,936	116,644	362,203	382,010
Selling, general and administrative expenses	93,808	80,916	284,383	255,571
Research and development	21,305	14,989	59,771	45,364
Asset impairments and other - Aquatics	513	--	9,987	--
Operating income	310	20,739	8,062	81,075
Interest expense and amortization of debt issuance costs	(14,949)	(15,671)	(44,076)	(48,508)
Loss on extinguishment / conversion of debt	--	--	(2,795)	(29,100)
Other income (expense), net	8,223	604	28,943	2,486
Income (loss) from continuing operations before income taxes	(6,416)	5,672	(9,866)	5,953
Provision (benefit) for income taxes	(1,748)	1,052	(2,651)	(2,060)
Net income (loss) from continuing operations	(4,668)	4,620	(7,215)	8,013
Discontinued operations, net of tax	--	(4,318)	--	(5,303)
Net income (loss)	$(4,668)	$ 302	$(7,215)	$2,710

Average common shares outstanding: Basic Diluted	52,112 52,112	51,751 52,326	52,004 52,004	51,590 52,041

Earnings (loss) per common share: Basic
Net income (loss) from continuing operations	$(0.09)	$0.09	$(0.14)	$0.15
Loss from discontinued operations	$ --	$(0.08)	$ --	$(0.10)
Net income (loss)	$(0.09)	$0.01	$(0.14)	$0.05
Diluted
Net income (loss) from continuing operations	$(0.09)	$0.09	$(0.14)	$0.15
Loss from discontinued operations	$ --	$(0.08)	$ --	$(0.10)
Net income (loss)	$(0.09)	$0.01	$(0.14)	$(0.05)

Dividends per common share	$0.045	$0.045	$0.135	$0.135

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended September 30,	Revenues		Operating income (loss)
	2004	2003	2004	2003

U.S. Pharmaceuticals	$96.8	$131.7	$(17.1)	$8.6

International Generics	90.5	88.0	5.6	6.2

Active Pharmaceutical Ingredients	35.8	24.3	17.1	7.9

Total Human Pharmaceuticals	223.1	244.0	5.6	22.7

Animal Health	74.6	73.9	8.3	7.1

Unallocated and Eliminations	(0.2)	(2.5)	(13.6)	(9.1)

Total	$297.5	$315.4	$0.3	$20.7

Nine Months Ended September 30,	Revenues		Operating income (loss)
	2004	2003	2004	2003

U.S. Pharmaceuticals	$329.2	$388.2	$(23.1)	$26.1

International Generics	278.3	268.6	17.2	23.9

Active Pharmaceutical Ingredients	109.9	90.8	58.0	46.9

Total Human Pharmaceuticals	717.4	747.6	52.1	96.9

Animal Health***	230.6	209.7	8.3	12.8

Unallocated and Eliminations	(22.8)	(6.7)	(52.3)	(28.6)

Total	$925.2	$950.6	$8.1	$81.1

*** In 2004 includes Wynco revenues of $19.2 million and an operating loss of $0.1 million and asset impairments related to the sale of the Aquatic business of $9.5 million.

ALPHARMA INC.

Consolidated Condensed Balance Sheet

(In thousands)

	September 30, 2004 (unaudited)	December 31, 2003
Current assets	$665,287	$692,991
Non-current assets	1,562,310	1,636,277
Total assets	$2,227,597	$2,329,268

Current liabilities	$369,105	$358,271
Long-term debt: Senior Subordinated notes	522,962 161,989	600,696 181,553
Deferred taxes and other	58,252	56,759
Stockholders' equity	1,115,289	1,131,989
Total liabilities and stockholders' equity	$2,227,597	$2,329,268